                 THE WALL STREET JOURNAL FRIDAY, MAY 7, 1999                C11

THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER
  TO SELL SECURITIES. THE OFFER IS MADE SOLELY BY THE OFFER TO PURCHASE, DATED MAY 7, 1999, AND THE APPLICABLE LETTERS OF TRANSMITTAL AND IS BEING MADE TO ALL
   HOLDERS OF SECURITIES. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE
    ACCEPTED FROM OR ON BEHALF OF) HOLDERS OF SECURITIES IN ANY JURISDICTION
   IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN
     COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION OR ANY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT THERETO. IN ANY JURISDICTION WHERE SECURITIES, BLUE
     SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER SHALL BE DEEMED TO BE MADE ON BEHALF OF CFN ACQUISITION
      CORPORATION BY GOLDMAN, SACHS & CO. OR ONE OR MORE REGISTERED BROKERS
            OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
 ALL OF THE OUTSTANDING SHARES OF COMMON STOCK (INCLUDING THE ASSOCIATED COMMON
                 STOCK PURCHASE RIGHTS) AT $10.50 NET PER SHARE
                                      AND
                            ALL OF THE OUTSTANDING 7%
CONVERTIBLE SENIOR SUBORDINATED DEBENTURES DUE 2012 AT $1,275.82 NET PER $1,000
                                PRINCIPAL AMOUNT
                                      AND
               ALL OF THE OUTSTANDING 8% CONVERTIBLE SUBORDINATED
      DEBENTURES DUE 2006 AT $1,344.43 NET PER $1,000 PRINCIPAL AMOUNT OF

                         CHOCK FULL O'NUTS CORPORATION
                                       BY
                          CFN ACQUISITION CORPORATION
                          A WHOLLY OWNED SUBSIDIARY OF

                              SARA LEE CORPORATION

         CFN Acquisition Corporation, a New York corporation ("Purchaser") and a wholly owned subsidiary of Sara Lee Corporation, a Maryland corporation ("Sara Lee"), is offering to purchase (i) all of the outstanding shares of Common Stock, par value $.25 per share, and the associated common stock purchase rights (the "Rights") issued pursuant to the Amended and Restated Rights Agreement, dated as of December 30, 1997, by and between Chock Full O'Nuts Corporation, a New York corporation (the "Company"), and the American Stock Transfer & Trust Company, as Rights Agent (such shares of common stock and the associated Rights, collectively, the "Shares") at a price of $10.50 per Share (the "Share Offer Price"), (ii) all of the outstanding 7% Convertible Senior Subordinated Debentures due April 1, 2012 (the "7% Debentures"), at a price of $1,275.82 per $1,000 principal amount of the 7% Debentures (the "7% Debenture Offer Price") and (iii) all of the outstanding 8% Convertible Subordinated Debentures due September 15, 2006 (the "8% Debentures" and, together with the 7% Debentures, the "Convertible Debentures"), at a price of $1,344.43 per $1,000 principal amount of the 8% Debentures (the "8% Offer Price" and, together with the Share Offer Price and the 7% Debenture Offer Price, the "Offer Prices" and each an "Offer Price"), of the Company, the respective Offer Prices being net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated May 7, 1999 (the "Offer to Purchase"), and in the applicable Letters of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"). The Shares and the Convertible Debentures are collectively referred to herein as the "Securities."

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     THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
       CITY TIME, ON FRIDAY, JUNE 4, 1999, UNLESS THE OFFER IS EXTENDED.
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         The Offer is conditioned upon, among other things, (1) there being validly tendered and not withdrawn prior to the expiration of the Offer that number of Securities which, together with the Securities then owned by Purchaser and Sara Lee, represents 662/3% of the Shares outstanding on a fully diluted basis (the "Minimum Condition"), (2) the Rights having been redeemed by the Board of Directors of the Company, or Purchaser being satisfied, in its sole discretion, that the Rights are invalid or are otherwise inapplicable to the Offer (the "Rights Condition"), (3) Purchaser being satisfied, in its sole discretion, that the provisions of Section 912 of the New York Business Corporation Law, as amended, are inapplicable to the Offer and the Proposed Merger described in the Offer to Purchase (the "Business Combination Condition"), (4) the Company not having entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Purchaser's ability to acquire the Company or otherwise diminishing the expected economic value to Purchaser of the acquisition of the Company (the "Defensive Action Condition"), and (5) any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or been terminated prior to the expiration of the Offer (the "HSR Condition"). The Offer is also subject to other terms and conditions set forth in the Offer to Purchase.

         The purpose of the Offer and the Proposed Merger is to enable Sara Lee to acquire control of, and ultimately the entire equity interest in, the Company. The Offer, as the first step in the acquisition of the Company, is intended to facilitate the acquisition of all of the outstanding Shares not owned by Sara Lee or Purchaser.

         Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Securities, by giving oral or written notice of such extension to Harris Trust Company of New York (the "Depositary") and (ii) subject to the applicable rules or regulations of the Securities and Exchange Commission, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the Offer Prices and/or by decreasing the number of Securities being sought in the Offer) by giving oral or written notice of such amendment to the Depositary. During any such extension, all Securities previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering securityholder to withdraw such securityholder's Securities. Purchaser also expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to delay acceptance for payment of any Securities, (ii) to terminate the Offer whether or not any Securities have theretofore been accepted for payment if any condition referred to in Section 14 of the Offer to Purchase has not been satisfied or upon the occurrence of any event specified in Section 14, and (iii) to waive any condition or otherwise amend the Offer to Purchase in any respect, in each case, by giving oral or written notice of such termination, waiver or amendment to the Depositary and, other than in the case of any such waiver, by making a public announcement thereof. Any such extension, delay, termination or amendment will be followed as promptly as practicable by a public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled date on which the Offer was to expire.

         Tendering securityholders of record who tender Securities directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the applicable Letter of Transmittal, stock or other transfer taxes on the purchase of Securities by Purchaser pursuant to the Offer. Securityholders who hold their Securities through a bank or broker should check with such institution as to whether they charge any service fees. Purchaser will pay all fees and expenses of the Depositary, Goldman, Sachs & Co., which is acting as Dealer Manager for the Offer, and Morrow & Co., Inc., which is acting as the Information Agent for the Offer, incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Purchaser and/or Sara Lee and each such person.

         For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Securities properly tendered to Purchaser and not withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Securities. Upon the terms and subject to the conditions of the Offer, payment for Securities accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering securityholders for the purpose of receiving payment from Purchaser and transmitting payment to validly tendering securityholders. In all cases, payment for Securities accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Securities ("Certificates") or a confirmation of a book-entry transfer of such Securities into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase), (ii) the applicable Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the applicable Letter of Transmittal. The applicable Offer Price paid to any securityholder pursuant to the Offer will be the highest Offer Price paid to any other holder of the same Securities pursuant to the Offer. Under no circumstances will interest be paid on the Offer Prices to be paid by Purchaser for such Securities, regardless of any extension of the Offer or any delay in making such payment.

         If, for any reason whatsoever, acceptance for payment of any Securities tendered pursuant to the Offer is delayed, or if Purchaser is unable to accept for payment or pay for Securities tendered pursuant to the Offer, then, without prejudice to Purchaser's rights set forth in the Offer to Purchase, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Securities, and such Securities may not be withdrawn except to the extent that the tendering securityholder is entitled to and duly exercises withdrawal rights as described in Section 4 of the Offer to Purchase. Any such delay will be an extension of the Offer to the extent required by law.

         If certain events occur, Purchaser will not be required to accept for payment or pay for any Securities tendered pursuant to the Offer. If any tendered Securities are not purchased pursuant to the Offer for any reason or are not paid for because of invalid tender, or if Certificates are submitted representing more Securities than are tendered, Certificates representing unpurchased or untendered Securities will be returned to the tendering securityholder (or, in the case of Securities delivered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3 of the Offer to Purchase, such Securities will be credited to an account maintained within such Book-Entry Transfer Facility), as soon as practicable following the expiration, termination or withdrawal of the Offer.

         Except as otherwise provided below, tenders of Securities made pursuant to the Offer are irrevocable. Securities tendered pursuant to the Offer may be withdrawn at any time prior to 12:00 Midnight, New York City time, on Friday, June 4, 1999 and, unless theretofore accepted for payment and paid for by purchaser, pursuant to the Offer, may also be withdrawn at any time after July 5, 1999, or such later time as may apply if the Offer is extended. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person having tendered the Securities to be withdrawn, the number of Securities to be withdrawn and the name of the registered holder of the Securities to be withdrawn, if different from the name of the person who tendered the Securities. If Certificates for Securities have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and, unless such Securities have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Securities have been delivered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Securities and otherwise comply with the Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Securities may not be rescinded, and any Securities properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Securities may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding.

         The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is contained in the Offer to Purchase and is incorporated herein by reference.

         Requests are being made to the Company pursuant to Rule 14d-5 under the Exchange Act for use of the Company's securityholder lists and security position listings for purposes of disseminating the Offer to holders of Securities. Upon compliance by the Company with such request, the Offer to Purchase and the applicable Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Securities and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the securityholder lists, or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Securities.

         The Offer to Purchase and the applicable Letters of Transmittal contain important information and should be read in their entirety before any decision is made with respect to the Offer.

         Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth below. Copies of the Offer to Purchase, Letters of Transmittal and other tender offer materials may be obtained at Purchaser's expense from the Information Agent or from brokers, dealers, commercial banks and trust companies. Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Dealer Manager) for soliciting tenders of Securities pursuant to the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                               MORROW & CO., INC.
                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                         Banks and Brokerage Firms Call:
                                 (800) 662-5200

                           Shareholders Please Call:
                                 (800) 566-9061

                      THE DEALER MANAGER FOR THE OFFER IS:

                               GOLDMAN, SACHS & CO.
                                 85 Broad Street
                            New York, New York 10004
                          (212) 902-1000 (Call Collect)
                         (800) 323-5678 (Call Toll Free)

May 7, 1999